Exhibit 10.01
April 10, 2006
George Harrington
Dear George,
On behalf of Symantec Corporation, I am pleased to offer you employment as Senior Vice President, Finance Operations. In this position you will report directly to me, and be located in our Cupertino, California office. Your starting annual base salary will be $300,000.00 and you will be eligible for an annual focal (performance) review. At this rate of compensation, you would be eligible, at 60% of company and individual performance, to an additional $180,000.000 of annual base salary, which would bring your total target annual cash to $480,000.000.
Additionally, you will be eligible to participate in a wide variety of employee benefits plans including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, health insurance and many other benefits. Information regarding these benefits accompanies this letter and will be reviewed with you in detail on your first day of employment.
We will recommend to the Board of Directors that you be granted an option to purchase 100,000 shares of Symantec’s common stock under our 1996 Stock Option Plan. The price of the stock will be the closing price of the Company’s Common Stock on the Nasdaq National Market on the last trading day prior to the option grant date, as reported by NASDAQ. Typically, option grants are approved on the fourth day of the month following the start of your employment. The option will vest over a four-year period starting from your first day of employment, at the rate of 25% of the option at the end of your first year of employment, and on a monthly basis thereafter.
We will also provide you with the Symantec Executive Relocation benefit, to relocate you to Cupertino, CA. We will also do a buyout of your home in Houston, Texas.
This letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) are superseded by this offer. Participation in any of Symantec’s stock option or benefit programs is not to be regarded as assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the company CEO.
Please note that to comply with regulations adopted in the Immigration Reform and Control Act of 1986 (IRCA), we require that you present documentation demonstrating that you have the authorization to work in the United States on your first working day. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Rebecca Ranninger in the Human Resources department.
Enclosed are two documents that must be signed and returned with your signed offer letter or on your first day of employment: the Symantec Confidentiality and Intellectual Property Agreement and the Symantec Code of Conduct. The Confidentiality and Intellectual Property Agreement requires that you hold in confidence any proprietary information received as an employee of Symantec and to assign to us any inventions that you make while employed by Symantec. We wish to impress upon you that you are not to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers, and that the Agreement that you will be asked to sign contains a representation by you that you have not brought nor will you use any such material at Symantec. The Code of Conduct governs the conduct of all Symantec employees; please read the Code and then sign the attached Acknowledgment form.
Symantec Corporation     20330 Stevens Creek Blvd., Cupertino, CA 95014     telephone (408) 253 9600     www.symantec.com

George Harrington

The offer described in this letter will be valid for three (3) working days from the date of this letter unless we notify you otherwise. Please confirm your acceptance of this offer by signing this letter in the space indicated, and forwarding one (1) signed original to Symantec in the pre-addressed envelope provided, or fax the signed letter to Becky Ranninger, followed by mailing of a signed original letter prior to your first working day. This offer is contingent upon successful completion of your background checks.
George, I believe that Symantec will continue to be a leading force in the information security and availability industry and hope that you will accept this offer and join us in building the future. I look forward to working with you!
Enclosures (please return with the signed offer letter):
•	Confidentiality and Intellectual Property Agreement

•	Code of Conduct